Exhibit 2.1

Merger Agreement

by and among

MDwerks, Inc.,

MD-TT Merger Sub, Inc.

And

Two Trees Beverage Co.

i

ii

Exhibits

Exhibit A	Form of Option Rollover Agreement

Exhibit B	Form of MDwerks Option

Exhibit C	Indemnification Agreement

Exhibit D	Form of Lock-Up Agreement

iii

Merger Agreement

Dated as of February 13, 2023

This Merger Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) MDwerks, Inc., a Delaware corporation (the “Company”); (ii) MD-TT Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”); and (iii) Two Trees Beverage Co., a Delaware corporation (“Two Trees”). Each of the Company, Merger Sub and Two Trees may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, the Parties wish to effect a business combination through a merger of Merger Sub with and into Two Trees, (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with Two Trees continuing as the surviving corporation in the Merger and with the shares of common stock, par value $0.0001 per share, of Two Trees (the “Two Trees Stock”) held by the stockholders of Two Trees (the “Two Trees Stockholders”) being converted into shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”);

WHEREAS, the Board of Directors of Two Trees (the “Two Trees Board”) has duly approved, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and thereby (the “Transactions”), and recommended that the Two Trees Stockholders approve this Agreement, the Merger and the Transactions;

WHEREAS, the Board of Directors of Merger Sub and the Board of Directors of the Company (the “Company Board”), have each duly approved and declared advisable this Agreement, the Merger and the Transactions and the Company as the sole stockholder of Merger Sub has duly approved and declared advisable this Agreement, the Merger and the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. Definitions and Interpretations

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

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(c)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(d)	“Arbitrator” has the meaning set forth in Section 9.01(a).

(e)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(f)	“Capitalization Table” has the meaning set forth in Section 3.07(b).

(g)	“Certificate of Merger” has the meaning set forth in Section 2.03.

(h)	“Closing Date” has the meaning set forth in Section 2.02.

(i)	“Closing” has the meaning set forth in Section 2.02.

(j)	“Code” mean the Internal Revenue Code of 1986, as amended.

(k)	“Company Board” has the meaning as set forth in the recitals.

(l)	“Company Common Stock” has the meaning set forth in the recitals hereto.

(m)	“Company Organizational Documents” has the meaning set forth in Section 4.01.

(n)	“Company” has the meaning set forth in the introductory paragraph hereto.

(o)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, with “Controlled”, “Controlling” and “under common Control with” have correlative meanings; and provided that, without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(p)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of a Person or obligating such Person to issue or sell any of its Equity Securities, including, without limitation any simple agreements for future equity or any similar agreements or instruments.

(q)	“DGCL” means the Delaware General Corporation Law as in effect from time to time.

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(r)	“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article III.

(s)	“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(t)	“Effective Time” has the meaning set forth in Section 2.03.

(u)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(v)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(w)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(a)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(x)	“Indemnification Agreement” has the meaning set forth in Section 2.16.

(y)	“Intellectual Property Registrations” has the meaning set forth in Section 3.15(d).

(b)	“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

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(z)	“Knowledge of Two Trees” means the knowledge, after and assuming reasonable inquiry, of any director or officer of Two Trees.

(c)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(aa)	“Liabilities” has the meaning set forth in Section 3.09.

(bb)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(cc)	“Lock-Up Agreement” has the meaning set forth in Section 2.12(d).

(dd)	“Material Adverse Effect”, with respect to any Person, means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Person, or (b) the ability of such Person to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which such Person operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect on a subject Person has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its business.

(ee)	“MDwerks Options” has the meaning set forth in Section 2.09(d).

(ff)	“Merger Consideration” has the meaning set forth in Section 2.07.

(gg)	“Merger Per Share Consideration” has the meaning set forth in Section 2.07.

(hh)	“Merger Sub” has the meaning set forth in the introductory paragraph hereto.

(ii)	“Merger” has the meaning set forth in the recitals.

(jj)	“Offering” has the meaning set forth in Section 2.19.

(kk)	“Option-Holders” means those persons holding Two Trees Options.

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(ll)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Governmental Authority.

(mm)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(d)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(nn)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(oo)	“Pre-Closing Tax Period” means any Tax Period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

(pp)	“Pre-Closing Tax” means any Tax for a Pre-Closing Tax Period.

(qq)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(rr)	“SEC Reports” has the meaning set forth in the introductory paragraph to Article IV.

(ss)	“SEC” means the U.S. Securities and Exchange Commission.

(tt)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(uu)	“Straddle Period” means any Tax Period ending after and including the Closing Date.

(vv)	“Surviving Corporation” has the meaning set forth in Section 2.01.

(ww)	“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

(xx)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(yy)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any Liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

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(zz)	“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(aaa)	“Termination Date” means May 31, 2023.

(bbb)	“Transaction Documents” means this Agreement, the Indemnification Agreement, the Lock-Up Agreements, and any other certificate, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein, other than the Option Rollover Agreements and the MDwerks Options.

(ccc)	“Transactions” has the meaning set forth in the recitals.

(ddd)	“Two Trees Board Recommendation” has the meaning set forth in Section 6.05(b).

(eee)	“Two Trees Board” has the meaning set forth in the recitals.

(fff)	“Two Trees Dissenting Shares” has the meaning set forth in Section 2.08.

(ggg)	“Two Trees Option” means an option between Two Trees and a Person pursuant to which such Person has the right to acquire shares of Two Trees Stock.

(hhh)	“Two Trees Organizational Documents” has the meaning set forth in Section 3.01.

(iii)	“Two Trees Stock” has the meaning set forth in the recitals.

(jjj)	“Two Trees Stockholder Approval” has the meaning set forth in Section 3.02.

(kkk)	“Two Trees Stockholders” has the meaning set forth in the recitals.

(lll)	“Two Trees” has the meaning set forth in the introductory paragraph hereto.

(mmm)	“Units” has the meaning set forth in Section 2.19.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

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Article II. The Transactions

Section 2.01 The Merger and Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as defined below), by virtue of, and simultaneously with, the Merger and without any further action (other than the filing of documents required by the Secretary of State of the State of Delaware or as otherwise required pursuant to applicable Law) on the part of the Company, Merger Sub, Two Trees or any Two Trees Stockholder, (a) Merger Sub shall merge with and into Two Trees, and Two Trees shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), (b) all the properties, rights, privileges, powers and franchises of Two Trees and Merger Sub shall vest in the Surviving Corporation, (c) all debts, liabilities and duties of Two Trees and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and (d) all the rights, privileges, immunities, powers and franchises of Two Trees (as the Surviving Corporation) shall continue unaffected by the Merger and the separate corporate existence of Two Trees under the laws of the State of Delaware, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as otherwise set forth in this Article II.

Section 2.02 The Closing. Unless this Agreement shall have been terminated in accordance with Article VII, the closing of the Merger (the “Closing”) will take place on the third Business Day following the satisfaction, or waiver by the Party for whose benefit such condition exists, of the conditions to closing as set forth in Article V, or such other time as agreed to by the Parties in writing, each in their sole discretion, by exchange of electronic documents or other method as agreed to by the Parties. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.03 Effective Time. On the Closing Date, the Parties will cause the Merger to be consummated by filing of a Certificate of Merger in the form as reasonably agreed to by the Parties (the “Certificate of Merger”), with the Secretary of State of the State of Delaware as provided pursuant to the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

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Section 2.04 The Surviving Corporation Certificate of Incorporation. The Certificate of Incorporation of Two Trees as in effect immediately prior to the Closing Date shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and as provided by applicable Law.

Section 2.05 The Surviving Corporation Bylaws. The Bylaws of Two Trees as in effect immediately prior to the Closing Date shall be the bylaws of the Surviving Corporation until duly amended in accordance with its terms and as provided by applicable Law.

Section 2.06 Directors and Officers.

(a)	At the Closing, the Company Board shall be expanded and a number of persons as named by Two Trees shall be named to the Company Board such that such persons comprise a majority of the Company Board, and the Company Board as such newly constituted shall name or replace any officers of the Company as it may determine.

(b)	At the Closing, the directors and officers of Two Trees as in place immediately prior to the Closing shall remain in place as the directors and officers of the Surviving Corporation.

Section 2.07 Merger Consideration.

(a)	The Parties acknowledge and agree that the consideration payable to the holders of Two Trees Stock, subject to the provisions herein, shall be the right to convert all of the shares of Two Trees Stock into a total of 60,000,000 shares of Company Common Stock (as the same may be adjusted as set forth herein, the “Merger Consideration”), which shall be apportioned between the Two Trees Stockholders pro rata based on the number of shares of Two Trees Stock held by each of the Two Trees Stockholders as of the Closing (as to each share of Two Trees Stock, the “Merger Per Share Consideration”).

(b)	Notwithstanding the foregoing, the Parties acknowledge and agree that the number of shares of Company Common Stock constituting the Merger Consideration and the resulting Merger Per Share Consideration shall be adjusted as follows:

(i)	The number of shares of Company Common Stock constituting the Merger Consideration shall be reduced by the number of shares of Company Common Stock that would have been issued with respect to any Two Trees Dissenting Shares, had the applicable Two Trees Stockholder not exercised their appraisal rights as set forth in Section 2.08.

(ii)	The number of shares of Company Common Stock constituting the Merger Consideration shall be increased by any rounding up of fractional shares as set forth in Section 2.09(b), provided that, for the avoidance of doubt, any such rounded-up shares of Company Common Stock shall not be included in the total number of shares of Company Common Stock subject to pro-rata issuance as set forth in Section 2.07(a).

(c)	The number of shares of Company Common Stock constituting the Merger Consideration shall not be adjusted as a result of the shares of Company Common Stock which are subject to the MDwerks Options (as defined below) to be issued at the Closing as set forth in Section 2.13.

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Section 2.08 Appraisal Rights.

(a)	Notwithstanding any provision of this Agreement to the contrary, shares of Two Trees Stock that are outstanding immediately prior to the Effective Time and which are held by Two Trees Stockholders who have exercised and perfected appraisal rights for such shares of Two Trees Stock in accordance with the DGCL (collectively, the “Two Trees Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.07 attributable to such Two Trees Dissenting Shares. Such Two Trees Stockholders shall be entitled to receive payment of the appraised value of such shares of Two Trees Stock held by them in accordance with the DGCL, unless and until such Two Trees Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Two Trees Dissenting Shares held by Two Trees Stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Two Trees Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Two Trees Dissenting Shares upon their surrender in the manner provided for herein.

(b)	Two Trees shall give the Company prompt written notice of any demands by dissenting stockholders received by Two Trees, withdrawals of such demands and any other instruments served on Two Trees and any material correspondence received by Two Trees in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Two Trees shall have the right to participate in such negotiations and proceedings. Two Trees shall not, except with the Company’s prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 2.09 Conversion of Shares.

(a)	At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Merger Sub, Two Trees or any Two Trees Stockholder:

(i)	any shares of Two Trees Stock held as treasury stock or held or owned by Two Trees or Merger Sub immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)	subject to Section 2.09(b), each share of Two Trees Stock outstanding immediately prior to the Effective Time, excluding shares to be canceled pursuant to Section 2.09(a)(i), and excluding Two Trees Dissenting Shares, shall be automatically converted solely into the right to receive a number of shares of Company Common Stock equal to the Merger Per Share Consideration.

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(b)	No fractional shares of Company Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued and any fractional share of Company Common Stock otherwise issuable to any Two Trees Stockholder shall be rounded up to the next whole share.

(c)	Each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(d)	All Two Trees Options outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.13.

Section 2.10 Closing of Two Trees’ Transfer Books. At the Effective Time: (a) all shares of Two Trees Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.09 and all holders of Two Trees Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Two Trees; and (b) the stock transfer books of Two Trees shall be closed with respect to all shares of Two Trees Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Two Trees Stock shall be made on such stock transfer books after the Effective Time.

Section 2.12 Issuance; Lock-Up.

(a)	The Company Common Stock issuable pursuant to Section 2.09 shall be issued in book-entry format and shall not be certificated.

(b)	The Company and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Two Trees Stock such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c)	No Party shall be liable to any holder of any Two Trees Stock or to any other Person with respect to any shares of Company Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

(d)	The Company Common Stock issued at the Closing shall be subject to a Lock-Up Agreement by and between the Company and each Two Trees Stockholder, each to be substantially in the form as attached hereto as Exhibit D (each, a “Lock-Up Agreement”).

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Section 2.13 Two Trees Options. At the Closing, and pursuant to option rollover agreements in the form as attached hereto as Exhibit A (the “Option Rollover Agreements”), all of the Option-Holders shall exchange all of their Two Trees Options for options to acquire shares of Company Common Stock in the form as attached hereto as Exhibit B (the “MDwerks Options”), with such Option Rollover Agreements to be prepared and executed so as to meet the requirements of Section 354(a)(1) of the Code. The Option Rollover Agreements and MDwerks Options shall provide for substantially the same terms as the Two Trees Options, other than they shall be fully vested at issuance, and shall increase the number of shares of Company Common Stock underlying the MDwerks Options from the number of shares of Two Trees Stock underlying the Two Trees Options and shall retain the same exercise price per share of Company Common Stock underlying the MDwerks Options as the exercise price per share of Two Trees Stock underlying the Two Trees Options, in each case as necessary to provide for the same spread value for each applicable Option-Holder. The Parties acknowledge and agree that the Option Rollover Agreements and the transactions as set forth therein, are and shall be mutually dependent on this Agreement and the Transactions, and the consummation of the Transactions shall be a condition to the consummation of the transactions as set forth in the Option Rollover Agreements, and the consummation of the transactions as set forth in the Option Rollover Agreement shall be a condition to the consummation of the Transactions. Notwithstanding the foregoing, if any provision of this Agreement or the Option Rollover Agreements contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause the Two Trees Options or the MDwerks Options to be subject to taxes, penalties or interest under Section 409A of the Code, the Company may, in its discretion and without an Option-Holder’s consent, modify the provisions to comply with, or avoid being subject to Code Section 409A.

Section 2.14 Two Trees Deliverables at the Closing. At the Closing, Two Trees shall deliver to the Company the following:

(a)	A certificate of the Secretary of Two Trees, dated as of the Closing Date, and:

(i)	certifying that the conditions set forth in Section 5.02(a), Section 5.02(b) and Section 5.02(d) have been satisfied and that the statements therein are true and correct;

(ii)	Attaching copies of the Two Trees Organizational Documents, and with Two Trees’ Certificate of Incorporation being certified by the Delaware Secretary of State; and

(iii)	attaching a certificate of status issued by the Delaware Secretary of State for Two Trees, dated as of a date within 5 days of the Closing Date.

(b)	An Option Rollover Agreement with respect to each Option-Holder, duly executed by each applicable Option-Holder.

(c)	A Lock-Up Agreement with respect to each Two Trees Stockholder, duly executed by each Two Trees Stockholder who is receiving any shares of Company Common Stock at the Closing.

Section 2.15 Company Deliverables at the Closing. At the Closing, the Company shall:

(a)	Record the applicable Two Trees Stockholders in the books and records of the Company as the owners of the applicable shares of Company Common Stock constituting the Merger Consideration payable to each applicable Two Trees Stockholder; and

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(b)	Deliver to Two Trees a certificate of the Secretary of the Company, dated as of the Closing Date, and:

(i)	certifying that the conditions set forth in Section 5.03(a) and Section 5.03(b) have been satisfied and that the statements therein are true and correct; and

(ii)	attaching a certificate of status issued by the Delaware Secretary of State for the Company, dated as of a date within 5 days of the Closing Date; and

(iii)	Deliver to Two Trees for dissemination to the Option-Holders an Option Rollover Agreement with respect to each Option-Holder, each duly executed by an authorized officer of the Company.

(c)	Deliver to Two Trees for further distribution to the applicable Two Trees Stockholders, a Lock-Up Agreement with respect to each Two Trees Stockholder who is receiving any shares of Company Common Stock at the Closing, duly executed by an officer of the Company.

Section 2.16 Additional Agreements and Actions.

(a)	At the Closing, the Company, the Joe Ragazzo, the Chief Executive Officer of Two Trees shall enter into the indemnification agreement in the form as attached hereto as Exhibit C (the “Indemnification Agreement”) wherein Joe Ragazzo shall agree to indemnify the Company for certain breaches of the representations and warranties of Two Trees as set forth herein.

(b)	At and following the Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.17 Tax Reorganization. The Parties intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). The Parties agree to report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.18 Conveyance Taxes. Each Two Trees Stockholder will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred by such Two Trees Stockholder as a result of the Transactions.

Section 2.19 Offering. Two Trees and the Two Trees Stockholders acknowledge that the Company has commenced, or will shortly commence, an offering of up to 26,666,668 Units of securities (the “Units”), with each Unit being comprised of one share of Common Stock, and two warrants to acquire shares of Common Stock, one warrant being at a price of $1.00 per share of Common Stock, and one warrant being at a price of $2.00 per share of Common Stock, at a price of $0.075 per Unit, for a total offering amount of $2,000,000.10 (the “Offering”). The undertaking, completion or termination of the Offering is expressly agreed to herein, and the Company may undertake, complete or terminate the Offering at its discretion, without any impact to or effect on the representations, warranties, rights, covenants or agreements of the Company herein.

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Article III. Representations and Warranties of Two Trees

As an inducement to, and to obtain the reliance of the Company, except as otherwise specifically set forth in the schedules of exceptions to the representations of Two Trees delivered to the Company on the Effective Date (“Disclosure Schedules”), Two Trees represents and warrants to the Company, as of the Effective Date and as of the Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 3.01 Corporate Existence and Power. Two Trees is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Two Trees has made available to the Company complete and correct copies of the Certificate of Incorporation, Bylaws, and other organizational documents and the corporate minute books of Two Trees as in effect on the Effective Date (the “Two Trees Organizational Documents”). Two Trees has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Two Trees Organizational Documents. Subject to obtaining the approval of this Agreement by the requisite Two Trees Stockholders required by applicable provisions of the DGCL (the “Two Trees Stockholder Approval”), Two Trees has taken all actions required by Law, the Two Trees Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 3.03 Valid Obligation. Subject to obtaining the Two Trees Stockholder Approval, this Agreement and all Transaction Documents executed by Two Trees in connection herewith constitute the valid and binding obligations of Two Trees, as applicable, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Section 3.04 No Conflict With Other Instruments. The execution of this Agreement by Two Trees and, subject to obtaining the Two Trees Stockholder Approval, the consummation of the Transactions by Two Trees, will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Two Trees is a party or to which any of its assets, properties or operations are subject.

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Section 3.05 Board and Shareholders Actions.

(a)	At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of Two Trees Organizational Documents, the Two Trees Board (i) determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, Two Trees and the Two Trees Stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Two Trees to its creditors, (ii) approved this Agreement, the Merger and the Transactions, and (iii) resolved to recommend that the Two Trees Stockholders vote for the approval of this Agreement, the Merger and the Transactions.

(b)	Assuming the receipt of the Two Trees Stockholder Approval, no other vote of holders of any stock or other securities of Two Trees is necessary in order to approve and adopt this Agreement and the Merger under the Two Trees Organizational Documents.

Section 3.06 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by Two Trees requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 3.07 Authorized Shares and Capital.

(a)	The authorized capital stock of Two Trees consists of 15,000,000 shares of common stock, par value $0.0001 per share, of which 12,045,277 shares are issued and outstanding as of the Effective Date and 3,529,500 shares of Series Seed Preferred Stock, par value $0.0001 per share, of which no shares are issued and outstanding as of the Effective Date.

(b)	As of the Effective Date and as of the Closing Date, and the capitalization table of Two Trees as set forth in Section 3.07(c) of the Disclosure Schedules (the “Capitalization Table”) is true, correct and complete in all respects.

(c)	As of the Effective Date, other than the Two Trees Options as set forth on the Capitalization Table, Two Trees has no Derivatives or commitments to issue any Equity Securities of Two Trees or Derivatives, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Two Trees Stock or any other Equity Security of Two Trees.

(d)	As of the Closing Date, other than the Two Trees Options held by the Option-Holders, which shall be exchanged for the MDwerks Options pursuant to the Option Rollover Agreements, Two Trees shall have no Derivatives or commitments to issue any Equity Securities of Two Trees or Derivatives, and there shall be no outstanding securities convertible or exercisable into or exchangeable for shares of Two Trees Stock or any other Equity Security of Two Trees.

(e)	As of the Closing Date, the only issued and outstanding Equity Securities of Two Trees shall be those set forth on the Capitalization Table, and Two Trees shall have no Derivatives or commitments to issue any Equity Securities of Two Trees or Derivatives, and there shall be no outstanding securities convertible or exercisable into or exchangeable for shares of Two Trees Stock or any other Equity Security of Two Trees.

(f)	There is no voting trust, agreement or arrangement among any of the beneficial holders of Two Trees Stock affecting the nomination or election of directors or the exercise of the voting rights of Two Trees Stock.

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(g)	The offer, issuance and sale of such shares of Two Trees Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such shares of Two Trees Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

Section 3.08 Validity of Shares. The shares of Two Trees Stock to be exchanged at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 3.09 Liabilities. Section 3.09 of the Disclosure Schedules sets forth (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by Two Trees, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by Two Trees, the repayment obligations for which are secured by any of Two Trees’ assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date and (iii) any other Liabilities of Two Trees in excess of $5,000. For purposes herein, “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise Tax as may be applicable.

Section 3.10 Litigation and Proceedings . There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Two Trees after reasonable investigation, threatened by or against Two Trees or affecting Two Trees or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Two Trees has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 3.11 Compliance with Laws; Permits.

(e)	Two Trees has complied in all material respects, and are now complying in all material respects, with all Laws applicable to it or its business, properties or assets. All prior issuances of securities of Two Trees have been either registered under the Securities Act, or exempt from registration.

(f)	All material Permits required for Two Trees to conduct its business have been obtained by it and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on Two Trees. All fees and charges with respect to such Permits have been paid in full. To the Knowledge of Two Trees, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of Two Trees. Two Trees has not received any notice of proceedings relating to the revocation or modification of any such Permit

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(g)	Two Trees is not and has not been, to the Knowledge of Two Trees, and the past and present officers, members, managers and affiliates of Two Trees are not and have not, been the subject of, nor does Two Trees have any reason to believe that Two Trees or any of its officers, members, managers or affiliates will be the subject of (i) any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of Laws, or (ii) any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

Section 3.12 General Compliance. Two Trees to its knowledge is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by Two Trees under), nor has Two Trees received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 3.13 Contracts.

(a)	Section 3.13 of the Disclosure Schedules contains a list of all contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Two Trees is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business. In the case of any material oral agreements, Section 3.13 of the Disclosure Schedules contains a description thereof.

(b)	All contracts, agreements, franchises, license agreements, and other commitments to which Two Trees is a party or by which its properties are bound and which are material to the operations of Two Trees taken as a whole are valid and enforceable by Two Trees in all respects, except as limited by the Enforceability Exceptions; and

(c)	Except as included or described in of the Disclosure Schedules, Two Trees is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of Two Trees, which, in each case cannot be terminated by Two Trees on notice of no more than thirty (30) days at a cost of no more than $5,000.

Section 3.14 Bank Accounts; Power of Attorney. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Two Trees within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of Two Trees; (ii) all safe deposit boxes and other similar custodial arrangements maintained by Two Trees within the past twelve (12) months; and (iii) the names of all Persons holding powers of attorney from Two Trees or who are otherwise authorized to act on behalf of Two Trees with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

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Section 3.15 Intellectual Property.

(a)	Two Trees owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary and all other Intellectual Property and technology to conduct its businesses as now conducted.

(b)	None of Two Trees’ material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, will expire or terminate within two years from the date of this Agreement. To the Knowledge of Two Trees there is no infringement by Two Trees of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of Two Trees, being threatened against, Two Trees regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

(c)	To the Knowledge of Two Trees, Two Trees is in material compliance with all legal requirements applicable to Intellectual Property owned by Two Trees and Two Trees’ ownership and use thereof.

(d)	All required filings and fees related to the Intellectual Property owned by Two Trees that are either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Two Trees has provided the Company with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(e)	Two Trees has taken all reasonable measures to protect and preserve its rights in Intellectual Property owned by Two Trees and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by Two Trees.

Section 3.16 Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Two Trees are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Two Trees, together with all other properties and assets of Two Trees, are sufficient for the conduct of Two Trees’ business as conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the business of Two Trees as conducted as of the Closing.

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Section 3.17 Accounts Receivable . The accounts receivable reflected on the books and records of Two Trees and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Two Trees involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of Two Trees not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) are collectible in full within ninety (90) calendar days after billing.

Section 3.18 Title. Two Trees has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of Two Trees, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Two Trees and Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Two Trees is held under valid, subsisting and enforceable leases with which Two Trees is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Two Trees.

Section 3.19 Taxes.

(a)	Two Trees has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Two Trees know of no basis for any such claim. All Tax Returns required to be filed on or before the Closing Date by Two Trees have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Two Trees (whether or not shown on any Tax Return) have been, or will be, timely paid. Two Trees has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(b)	No claim has been made by any taxing authority in any jurisdiction where Two Trees does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Two Trees. The amount of Two Trees’ liability for unpaid Taxes for all periods does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the financial statements of Two Trees. All deficiencies asserted, or assessments made, against Two Trees as a result of any examinations by any taxing authority have been fully paid. Two Trees is not a party to any Action by any taxing authority. To the Knowledge of Two Trees, there are no pending or threatened Actions by any taxing authority.

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(c)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Two Trees.

(d)	Two Trees is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement. Two Trees is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Two Trees.

(e)	Two Trees is not and has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Two Trees has no Liability for Taxes of any Person (other than Two Trees) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise. Two Trees has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Two Trees has not taken any action that could defer a Liability for Taxes of Two Trees from any period prior to the Closing to any period following the Closing.

(f)	Two Trees is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Two Trees is not and has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. Two Trees has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. Two Trees is not and has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Two Trees under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(g)	Two Trees has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Two Trees has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(h)	None of the assets of Two Trees is property that Two Trees is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.20 Controls. Two Trees maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between Two Trees and an unconsolidated or other off balance sheet entity that is not disclosed by Two Trees in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect on Two Trees.

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Section 3.21 Transactions with Affiliates. None of the officers or directors of Two Trees and, to the Knowledge of Two Trees, none of the employees of Two Trees, is presently a party to any transaction with Two Trees (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Two Trees, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of Two Trees’ total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Two Trees and (iii) other employee benefits, including stock option agreements under any stock option plan of Two Trees.

Section 3.22 Foreign Corrupt Practices. Neither Two Trees, nor, to the Knowledge of Two Trees, any agent or other Person acting on behalf of Two Trees, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Two Trees (or made by any Person acting on its behalf of which Two Trees is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.23 Money Laundering. Two Trees is in material compliance with, and has not previously violated in any material respect, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.24 Illegal or Unauthorized Payments; Political Contributions. Neither Two Trees nor, to the Knowledge of Two Trees, any of the officers, directors, employees, agents or other representatives of Two Trees or any other business entity or enterprise with which Two Trees is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Two Trees.

Section 3.25 No Disqualification Events. None of Two Trees, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Two Trees, any beneficial owner of 20% or more of Two Trees’ outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Two Trees in any capacity at the time of sale (each, an “Two Trees Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Two Trees has exercised reasonable care to determine whether any Two Trees Covered Person is subject to a Disqualification Event.

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Section 3.26 Approval of Agreement. The Two Trees Board has authorized the execution and delivery of this Agreement by Two Trees and has approved this Agreement and the Transactions.

Section 3.27 Disclosure. All disclosure provided to the Company regarding Two Trees, its business and Transactions, including the Disclosure Schedules, furnished by or on behalf of Two Trees with respect to the representations and warranties made herein are true and correct in all material respects with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.28 No Brokers. Two Trees has not retained any broker or finder in connection with any of the Transactions, and Two Trees has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article IV. Representations and Warranties of the Company

As an inducement to, and to obtain the reliance of Two Trees, the Company represents and warrants to Two Trees, as of the Effective Date and as of the Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, and other than as set forth in the reports and filings made by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the “SEC Reports”), as follows:

Section 4.01 Corporate Existence and Power. Each of the Company and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The SEC Reports contain copies of the certificate of incorporation and bylaws of the Company as in effect on the Effective Date (the “Company Organizational Documents”). The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. Each of the Company and Merger Sub have taken all action required by Law, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by Law, the Company Organizational Documents or otherwise to consummate the Transactions.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all actions required by Law, the Company Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 4.03 Valid Obligation. This Agreement and all agreements and other documents executed by the Company or Merger Sub in connection herewith constitute the valid and binding obligations of the Company or Merger Sub, as applicable, enforceable in accordance with its or their terms, except as may be limited the Enforceability Exceptions.

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Section 4.04 No Conflict With Other Instruments. The execution of this Agreement by the Company and Merger Sub, and the consummation of the Transactions by the Company and Merger Sub will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 4.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Company and Merger Sub requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 4.06 Validity of Shares. The shares of Company Common Stock to be issued at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens. Subject to filings pursuant to Regulation D under the Securities Act and applicable state securities laws, the offer, sale and issuance of the shares of Company Common Stock to be issued at the Closing pursuant to this Agreement will be in compliance with federal and applicable state securities laws and regulations.

Section 4.07 Approval of Agreement. Each of the Company Board, the Board of Directors of Merger Sub, and the Company as the sole stockholder of Merger Sub has authorized the execution and delivery of this Agreement by the Company and Merger Sub and has approved this Agreement and the Transactions.

Section 4.08 Disclosure. All disclosure provided to Two Trees regarding the Company, its business and Transactions furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct in all material respects with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.09 No Brokers. The Company has not retained any broker or finder in connection with any of the Transactions, and the Company has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

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Article V. Conditions to the Closing

Section 5.01 Conditions to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date of all the following conditions:

(a)	The Two Trees Stockholder Approval shall have been obtained.

(b)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition or prohibition on the consummation of the Closing.

(c)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(d)	The Parties shall have received all necessary approvals from all required Governmental Authorities to consummate the Transactions.

(e)	The Two Trees Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval.

(f)	The Company Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval.

(g)	Two Trees shall have solely shares of Two Trees Stock issued and outstanding, other than the Two Trees Options which will be exchanged for MDwerks Options pursuant to the Option Rollover Agreements, and Two Trees shall have no issued or outstanding Derivatives or any commitments to issue any Equity Securities of Two Trees.

(h)	The Company shall have no shares of preferred stock issued our outstanding.

Section 5.02 Conditions to the Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate the Closing are subject to the satisfaction (or waiver by the Company), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by Two Trees in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 3.07 and Section 3.08, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement.

(b)	Two Trees shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Two Trees prior to or at the Closing.

(c)	Two Trees shall have provided to the Company audited financial statements for Two Trees and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor, which the Parties acknowledge and agree shall be the same auditor engaged by the Company, which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods.

(d)	The holders of no more than 5% of the outstanding shares of Two Trees Stock shall have exercised or shall continue to have a claim to demand or exercise appraisal, dissenters’ or similar rights under applicable Law with respect to such equity securities of Two Trees by virtue of the Merger.

(e)	The Company shall have received confirmation from each of the Two Trees Stockholders that such Two Trees Stockholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D or shall have determined, in the Company’s sole discretion, that there is an alternate exemption for the issuance of the Merger Consideration to the Two Trees Stockholders without registration thereof under the Securities Act.

(f)	The Company shall have completed its due diligence review and examination of Two Trees to its satisfaction in its sole discretion.

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Section 5.03 Condition to the Obligations of Two Trees. The obligations of Two Trees to consummate the Closing are subject to the satisfaction (or waiver by Two Trees), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by the Company and Merger Sub in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, and the representations and warranties in Section 4.06, which shall be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement.

(b)	The Company and Merger Sub shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.

Article VI. Additional Covenants of the Parties

Section 6.01 Delivery of Books and Records. At the Closing, Two Trees shall deliver to the Company the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Two Trees now in the possession of Two Trees or its Representatives.

Section 6.02 Third Party Consents and Certificates. The Company and Two Trees agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

Section 6.03 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 6.04 Due Diligence Review. Following the Effective Date until the Closing, Two Trees shall give to the Company and the Company’s authorized Representatives full and complete access to the books and records, contracts, facilities and personnel of Two Trees, so that the Company may complete its due diligence investigation of Two Trees. Two Trees also agrees to provide the Company and the Company’s authorized Representatives with access to any information in Two Trees possession or within its control that contains information relative to its financial, operational, and/or regulatory condition (present, past, or prospective). If the Company, in its sole discretion, at any time prior to the Closing determines that its due diligence review of Two Trees is not satisfactory to the Company, then the Company may terminate this Agreement upon notice to Two Trees.

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Section 6.05 Two Trees Stockholder Approval.

(a)	As promptly as practicable following the Effective Date, Two Trees shall, in accordance with applicable Law and the Two Trees Organizational Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the Two Trees Stockholders, or solicit and obtain a written consent in lieu of a meeting of the Two Trees Stockholders, to obtain the Two Trees Stockholder Approval.

(b)	Two Trees agrees that (i) the Two Trees Board shall recommend that the Two Trees Stockholders vote to adopt and approve this Agreement and the Transactions and shall use its reasonable best efforts to solicit the Two Trees Stockholder Approval (the recommendation of the Two Trees Board that the Two Trees Stockholders vote to adopt and approve this Agreement being referred to as the “Two Trees Board Recommendation”); (ii) the Two Trees Board Recommendation shall not be withdrawn or modified (and Two Trees Board shall not publicly propose to withdraw or modify the Two Trees Board Recommendation) in a manner adverse to the Company, (iii) no resolution by the Two Trees Board or any committee thereof to withdraw or modify the Two Trees Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any proposal that that cause the Transactions not be to pursued or completed shall be adopted or proposed; and (iv) Two Trees’ obligation to solicit the Two Trees Stockholder Approval shall be unconditional unless this Agreement is terminated in accordance with its terms.

Article VII. Termination; Survival

Section 7.01 Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)	By the mutual written consent of the Parties;

(b)	By the Company (i) if the conditions to the Closing as set forth in Section 5.01 and Section 5.02 have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Company may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Company; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Two Trees contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by Two Trees, as applicable, within five (5) Business Days after receipt by Two Trees of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date;

(c)	By Two Trees (i) if the conditions to Closing as set forth in Section 5.01 and Section 5.03 have not been satisfied or waived by Two Trees, which waiver Two Trees may give or withhold in its sole discretion, by the Termination Date, provided, however, that Two Trees may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by Two Trees; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Two Trees or cured by the Company, as applicable, within five (5) Business Days after receipt by the Company of written notice thereof from Two Trees or is not reasonably capable of being cured prior to the Termination Date;

(d)	By any Party, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable; or

(e)	By the Company, pursuant to the provisions of Section 6.04.

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Section 7.02 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Company has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(b), the Company may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.18; and (ii) if Two Trees has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(c), Two Trees may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.18.

Section 7.03 Survival After Termination. If this Agreement is terminated by in accordance with Section 7.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 7.03 and 0 shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

Article VIII. Tax Matters

Section 8.01 Filing of Tax Returns; Payment of Taxes.

(a)	From and after the Closing Date, the Surviving Corporation shall cause to be timely prepared and filed with the appropriate Governmental Authority all Tax Returns of Two Trees for all Pre-Closing Tax Periods that are required to be filed after the Closing Date, including for those jurisdictions and Governmental Authorities that permit or require a short period Tax Return for the period ending on the Closing Date.

(b)	None of the Company or any of its Affiliates may (or after the Closing, may cause or permit Two Trees) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to Two Trees that relates to any Pre-Closing Tax Period except as otherwise required by applicable Law.

Section 8.02 Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(a)	The Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of Two Trees for all Post-Closing Periods that are required to be filed after the Closing Date.

(b)	The Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of Two Trees for all Straddle Periods.

Section 8.03 Cooperation on Tax Matters. The Company and Two Trees shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns required to be filed pursuant to this Article VIII. Such cooperation will include the retention and (upon any other Party’s request) the provision of records and information that are reasonably required in connection with the preparation and filing of any such Tax Return. The Company will retain all books and records with respect to Tax matters pertinent to Two Trees relating to any Tax Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Company, any extensions thereof) of the respective Tax Periods, and to abide by all Tax record retention agreements entered into with any Governmental Authority.

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Section 8.04 Audits and Contests with Respect to Taxes.

(a)	The Company and Two Trees will notify the other in writing within fifteen (15) Business Days after receipt by the Company or Two Trees of written or oral notice of any pending or threatened audit or assessment with respect to Taxes of Two Trees relating to any Pre-Closing Tax Period or Straddle Period.

(b)	The Company shall control all audits and assessments with respect to Taxes occurring or received after the Closing Date, but to the extent that any such matter relates to a Pre-Closing Tax Period or the Pre-Closing portion of any Straddle Period that would increase the obligation of the Two Trees Stockholders for Taxes, the Company agrees (i) to keep Two Trees reasonably informed of developments with respect to such audit or assessment, (ii) to negotiate with the relevant Governmental Authority for a resolution of such audit or assessment in good faith and in a manner that does not unfairly compromise Pre-Closing Taxes as compared to Post-Closing Taxes and (iii) to obtain the consent of Two Trees prior to the settlement of the portion of the audit or assessment relating to the Pre-Closing Tax Period, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.05 Transfer Taxes. Notwithstanding Section 8.01, all federal, state, local, foreign and other transfers, sales, use or similar Taxes applicable to, imposed upon or arising out of the Transactions, solely to the extent imposed on or payable by Two Trees, the Company or Merger Sub shall be borne by Two Trees.

Article IX. Miscellaneous

Section 9.01 Arbitration.

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Company and Two Trees shall select one arbitrator and the two arbitrators so selected shall select the sole Arbitrator who shall hear and resolve the dispute.

(c)	The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Green Cove Springs, Florida in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 9.01(b).

(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) located in Clay County, Florida to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

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Section 9.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Clay County, Florida. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 9.03 Waiver of Jury Trial.

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03(a).

(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 9.04 Limitation on Damages.

In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 9.05 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:

MDwerks, Inc.

Attn: Steven Laker

411 Walnut Street, Suite 20125

Green Cove Springs, FL 32043

Email: slaker@starfishhg.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: Jcacomanolis@anthonypllc.com

If to Two Trees, to:

Two Trees Beverage Co.

Attn: CEO

17 Continuum Drive

Fletcher, NC 28732

Email: j.ragazzo@twotreesdistilling.com

With a copy, which shall not constitute notice, to:

Walker Saunders LLP

Attn: Samuel Saunders

1950 Hendersonville Road, #812, Skyland, NC 28876

Email: samuel@walkersaunders.com

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(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.06 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.07 Confidentiality. Each Party agrees that, unless and until the Transactions have been consummated, it and its Representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any Representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transactions. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 9.08 Third Party Beneficiaries. This contract is strictly between the Parties, and except as specifically provided herein, no other Person and no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement. For the avoidance of doubt, the Option-Holders, in their capacities as holders of Two Trees Options, are not parties to this Agreement and shall have no rights or obligations hereunder.

Section 9.09 Expenses. Subject to Section 9.06 and the Indemnification Agreement, whether or not the Merger is consummated, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Merger or any of the other Transactions.

Section 9.10 Entire Agreement. This Agreement and the other agreements and documents referenced herein, including the Indemnification Agreement, represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. Notwithstanding the foregoing, the Parties acknowledge and agree that the Option Rollover Agreements are not a “Transaction Document” and shall be entered into and enforced separately from this Agreement, while each is mutually dependent on the other.

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Section 9.11 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of one year.

Section 9.12 Amendment; Waiver; Remedies; Agent.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the Parties.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 9.13 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.14 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.15 No Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

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Section 9.16 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 9.17 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 9.18 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.19 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Pages]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MDwerks, Inc.

By:	/s/ Steven Laker
Name:	Steven Laker
Title:	Chief Executive Officer

MD-TT Merger Sub, Inc.

By:	/s/ Michael Nordlicht
Name:	Michael Nordlicht
Title:	Chief Executive Officer

Two Trees Beverage Co.

By:	/s/ Joe Ragazzo
Name:	Joe Ragazzo
Title:	Chief Executive Officer

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